Exhibit 99.1
HUMAN GENOME SCIENCES, INC.
14200 Shady Grove Road, Rockville, Maryland 20850
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003
HUMAN GENOME SCIENCES APPOINTS MAXINE GOWEN, PH.D., TO ITS BOARD OF DIRECTORS
ROCKVILLE, Maryland – February 21, 2008 – Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced that Maxine Gowen, Ph.D., President and Chief Executive Officer of Trevena, Inc., a privately held drug discovery company, has been appointed to the HGS Board of Directors. Prior to joining Trevena, Dr. Gowen spent 15 years at GlaxoSmithKline (GSK), where she held a series of executive management positions in drug discovery and development and led the GSK venture capital subsidiary, S.R. One.
“Maxine Gowen brings significant leadership experience to HGS in drug discovery, biotechnology venture capital investing, and business development,” said H. Thomas Watkins, President and Chief Executive Officer, HGS. “She has a distinguished record of accomplishment, and we are honored to have her join our Board of Directors. We look forward to benefiting from Maxine’s experience and insight in the years ahead.”
Trevana, which Dr. Gowen currently heads, is based in Berwyn, Pennsylvania, and is focused on the discovery and development of novel agents that target G-protein coupled receptors, a family of cell surface receptors with many functions, including immune responses and the regulation of cellular growth and reproduction. Prior to joining Trevena, Dr. Gowen was Senior Vice President of GSK’s Center of Excellence for External Drug Discovery. In that position, Dr. Gowen built and led a new R&D division with a mission to create a drug discovery portfolio through business development alliances with innovative healthcare companies. She joined GSK in 1992 to lead the Musculoskeletal Disease Division, where she initiated and led a number of preclinical and clinical development programs. Before GSK, Dr. Gowen was Senior Lecturer and Head, Bone Cell Biology Group, Department of Bone and Joint Medicine, University of Bath, U.K. Dr. Gowen has been honored with a number of research awards and prizes, has authored more than 125 peer-reviewed publications, reviews and book chapters, and holds five patents. She received her Ph.D. from the University of Sheffield, U.K., an M.B.A. with academic honors from The Wharton School of the University of Pennsylvania, and a B.Sc. with Honors in Biochemistry from the University of Bristol, U.K.
About Human Genome Sciences
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, anthrax disease, cancer and other immune-mediated diseases. The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon for hepatitis C and LymphoStat-B (belimumab) for lupus. Phase 3 clinical trials of both drugs are ongoing.
ABthrax (raxibacumab) is in late-stage development for the treatment of anthrax disease, and the Company is on track to begin the delivery in fall 2008 of 20,000 doses of ABthrax to the Strategic National Stockpile under a contract entered into with the U.S. Government in June 2006. Other HGS drugs in clinical development include two TRAIL receptor antibodies for the treatment of cancer. AEG40826, a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins, is expected to enter Phase 1 clinical trials for the treatment of cancer in early 2008. In addition, HGS has substantial financial rights to certain products in the GlaxoSmithKline clinical development pipeline.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals or patients interested in clinical trials of HGS products may inquire via the “Contact Us” section of the Company’s web site, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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